Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
MakeMyTrip Limited:
We consent to the incorporation by reference in the registration statement (No.333-168880) on Form S-8 of MakeMyTrip Limited of our report dated May 11, 2011 with respect to the consolidated statements of financial position of MakeMyTrip Limited and subsidiaries as of March 31, 2010 and 2011, and the related consolidated statements of comprehensive income (loss), changes in equity (deficit) and cash flows for each of the years in the three-year period ended March 31, 2011, which report appears in the March 31, 2011 annual report on Form 20-F of MakeMyTrip Limited.
/s/ KPMG
Gurgaon, India
September 2, 2011